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                                                                     Exhibit 3.2

                  AMERICAN COMPUTER AND ELECTRONICS CORPORATION
                      ARTICLES OF AMENDMENT AND RESTATEMENT


          American Computer and Electronics Corporation, a Maryland corporation (hereinafter referred to as the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The charter of the Corporation is hereby amended and restated by striking out Articles SECOND through NINTH and substituting in lieu thereof the following:

          SECOND:   The name of the corporation (which is hereafter referred to as the "Company") is American Computer and Electronics Corporation.

          THIRD:    The purposes for which the Company is formed are as follows:

               (a) To manufacture and sell computer and related electronic equipment, to provide data processing and consulting services including computer programming and related activities;

               (b) To buy and sell real and personal property and investments in contracts and securities; and

               (c) Subject to the restrictions imposed under Article FIFTH, paragraph C(5)(f), to carry on any and all business, transactions and activities permitted by the Maryland General Corporation Law which may be deemed desirable by the Board of Directors of the Company, whether or not identical with or related to the business described in the foregoing paragraphs of this Article, as well as all activities and things necessary and incidental thereto, to the full extent empowered by such laws.

               FOURTH:   The post office address of the principal office of the
Company in this State is 209 Perry Parkway, Gaithersburg, Maryland 20877. The name of the Resident Agent of the Company in this State is George T. Jimenez, whose post office address is 209 Perry Parkway, Gaithersburg, Maryland 20877. Said resident agent is a citizen of the State of Maryland, and actually resides therein.

               FIFTH:    The Company is authorized to issue 6,633,211 shares, of
which 6,292,000 shares shall be Common Stock, par value $0.01 per share, 1,000 shares shall be Class B Preferred Stock, $1.00 par value per share, 211,727 shares shall be Class C Convertible Preferred Stock, Series 1, $5.14 par value per share, and 128,484 shares shall be Class C Convertible Preferred Stock, Series 2, $5.14 par value per share. The aggregate par value of all shares having par value which the Company is authorized to issue is $1,812,604.54.

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          A.   COMMON STOCK.

               The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms, and conditions of redemption of the Common Stock are as follows:

               (1) RANKING. The Common Stock shall rank junior to the Class C Convertible Preferred Stock with respect to payment of dividends (other than dividends in Common Stock) until all Accruing Dividends (as defined in Article FIFTH, paragraph C, below) have been paid, and with respect to distributions on liquidation or dissolution, and shall have such other qualifications, limitations, and restrictions as provided herein. The Company shall not set apart or pay dividends to the holders of Common Stock at any time that Class B Preferred Stock is outstanding.

               (2) DIVIDENDS. After all Accruing Dividends have been paid in full upon all outstanding shares of Class C Convertible Preferred Stock, and after no shares of Class B Preferred Stock remain outstanding, and subject to the other provisions of this Article including without limitation subparagraph C(5)(d) hereof, to the extent there are funds legally available therefor, dividends or other distributions may be declared and paid to the holders of Common Stock, to the exclusion of the holders of Class C Convertible Preferred Stock.

               (3) LIQUIDATION RIGHTS. In the event of the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Class C Convertible Preferred Stock, the holders of Common Stock, to the exclusion of the holders of Class C Convertible Preferred Stock, shall share ratably with the holders of Class B Preferred Stock in all remaining assets of the Company.

               (4)  REDEMPTION.  Shares of Common Stock are not redeemable.

               (5)  VOTING RIGHTS.   Each holder of Common Stock shall be
entitled to one vote for each share on each matter on which the holders of shares of Common Stock shall be entitled to vote. The holder of Common Stock and Class B Preferred Stock shall collectively vote as a single class and shall collectively be entitled to elect three directors of the Company.

          B.   CLASS B PREFERRED STOCK.

               The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class B Preferred Stock are as follows:

               (1) RANKING; DIVIDENDS. Shares of Class B Preferred Stock shall have no right to receive dividends, and shall otherwise have the same preferences, rights,

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restrictions and qualifications as the Common Stock, except as set forth in this Article FIFTH, paragraph B.

               (2) LIQUIDATION RIGHTS. In the event of the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Class C Convertible Preferred Stock, the holders of Class B Preferred Stock, to the exclusion of the holders of Class C Convertible Preferred Stock, shall share ratably with the holders of Common Stock in all remaining assets of the Company.

               (3) REDEMPTION. At its option, the Company may, at any time, redeem all of the outstanding shares of Class B Preferred Stock for Three Hundred and Eight Thousand Dollars ($308,000) and shall redeem all of said shares at any time that (i) the Company transfers or conveys substantially all of its assets outside the ordinary course of business, or (ii) majority control of the Company is transferred to a party other than George T. Jimenez or his family members.

               (4) VOTING RIGHTS. Each holder of Class B Preferred Stock shall be entitled to one vote for each share on each matter on which the holder of shares of Class B Preferred Stock shall be entitled to vote. The holders of Class B Preferred Stock and Common Stock shall collectively vote as a single class and shall collectively be entitled to elect three directors of the Company.

          C.   CLASS C CONVERTIBLE PREFERRED STOCK.

               (1) The class of Preferred Stock designated and known as "Class C Convertible Preferred Stock" shall consist of 211,727 shares of Series 1, and 128,484 shares of Series 2. Except as set forth in paragraph 2 below with respect to voting, shares of Class C Convertible Preferred (Stock Series 1 and Series 2) shall be equal in terms of rights and preferences.

               (2)  VOTING RIGHTS.

                    (a) GENERAL. Each share of Class C Convertible Preferred Stock (Series 1) shall entitle the holder thereof to such number of votes per share on each action as shall equal the number of shares of Common Stock (including fractions of a share) into which it is then convertible. Each share of Class C Convertible Preferred Stock (Series 2) initially shall be non-voting stock. At any time on or after September 1, 1993, the holders of a majority of the shares of Class C Convertible Preferred Stock (Series 1) then outstanding may, by written action delivered to the Secretary of the Company, declare the stock to be voting stock, at which time it shall become voting stock and shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which it is then convertible.

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                    (b)  BOARD SIZE.  Except as set forth in subparagraph 2(c)
below, the number of directors of the Company shall be five (5). The holders of the Class C Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Company.

                    (c) INCREASE IN BOARD SIZE. If any Trigger Event of the type described in subparagraph 2(d) has occurred, and the Company has not redeemed the Class C Convertible Preferred Stock pursuant to subparagraph 2(f), the number of directors constituting the Company's board of directors will, at the request of the holders of a majority of the shares of Class C Convertible Preferred Stock then outstanding, be increased by two (2) to a total of seven
(7), and the holders of Class C convertible Preferred Stock will have the special right, voting separately as a single class (with each share of Class C Convertible Preferred Stock being entitled to one vote) and to the exclusion of all other classes of the Company's stock, to elect individuals to fill both such newly created directorships, to remove any individuals elected to such directorships, and to fill any vacancies in such directorships. The special right of the holders of Class C Convertible Preferred Stock to elect or remove members of the board of directors may be exercised at a special meeting called as provided below, at any annual or special meeting of stockholders, or by written consent in lieu of a stockholders meeting. Subject to the provisions of subparagraph 2(d) below, such special right will continue until such time as there is no longer any Trigger Event in existence, at which time such special right will terminate subject to revesting upon the occurrence of any further Trigger Event which gives rise to such special right hereunder.

          At any time when such special right has vested in the holders of Class C Convertible Preferred Stock, a proper officer of the Company will, upon the written request of the holders of at least 1O% of the shares of Class C Convertible Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of the holders of Class C Convertible Preferred Stock for the purpose of electing directors pursuant to this subparagraph. Such meeting will be held at the earliest legally permissible date at the principal office of the Company or at such other place designated by the holders of at least 10% of the shares of Class C Convertible Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Company within 10 days after personal service of such written request upon the Secretary of the Company or within 20 days after mailing the same to the Secretary of the Company at the Company's principal office, then the holders of at least 10% of the of Class C Convertible Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the shortest legally permissible notice and will be held at the Company's principal office, or at such other place designated by the holders of at least 10% of the shares of Class Convertible Preferred Stock then outstanding. Any holder of Class C Convertible Preferred Stock so designated will be given access to the stock record books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph.

          At any meeting or at any adjournment thereof at which the holders of Class C Convertible Preferred Stock have the special right to elect directors, the presence, in person

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or by proxy, of the holders of a majority of the shares of Class C
Convertible Preferred Stock then outstanding will be required to constitute a quorum for the election or removal of any director by the holders of the Class C Convertible Preferred Stock exercising such special right. The vote of a majority of such quorum will be required to elect or remove any such director.

          If any Trigger Event exists, each holder of Class C Convertible Preferred Stock will also have any other rights which such holder may have pursuant to applicable law.

                    (d) TRIGGER EVENT OCCURRENCE. A Trigger Event for the purposes of paragraph c will be deemed to have occurred if:

                         (i)  as at the close of the fiscal year ending June 30,
1992, the Adjusted Book Value of the Company (as defined in paragraph 2(e) below) does not exceed 75% of the book value of the Company at the close of the fiscal year ending June 30, 1991;

                         (ii) as at the close of the fiscal year ending June 30,
1993, the Business Value of the Company (as defined in paragraph 2(e) below) does not exceed 50% of the Investment Value of the Company (as defined in paragraph 2(e) below);

                         (iii)     as at the close of the fiscal year ending
June 30, 1994, the Business Value of the Company does not exceed 75% of the Investment Value of the Company;

                         (iv) as at the close of the fiscal year ending June 30,
1995, the Business Value of the Company does not exceed 100% of the Investment Value of the Company; or

                         (v)  as at the close of the fiscal year ending June 30,
1996, the Business Value of the Company does not exceed 100% of the Investment Value of the Company.

          The determination of whether a Trigger Event has occurred shall be made by the holders of a majority of the Class C Convertible Preferred Stock at the time audited financial statements for the applicable period are received by the holders of Class C Convertible Preferred Stock; provided, however, that if audited financial statements are not received within 120 days of the end of the applicable period, the determination of whether a Trigger Event has occurred shall be made by the holders of a majority of the Class C Convertible Preferred Stock based upon the most current financial statements they have received from the Company. Notwithstanding the provisions of this subparagraph, if a Trigger Event has occurred and the Company as at the end of the next fiscal quarter achieves a ratio of Business Value to Investment Value over the immediately preceding four fiscal quarters which exceeds the minimum ratio of Business Value to Investment Value which was to have been achieved to avoid a Trigger Event, the Board shall revert to five (5) directors and the right of the holders of

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Class C Convertible Preferred Stock to elect two (2) additional directors shall be suspended until the next Trigger Event occurs.

                    (e) DEFINITION. "Adjusted Book Value of the Company" shall mean the book value, determined in accordance with genera1ly accepted accounting principles consistently applied, less the amount of the proceeds from the sale of Class C Convertible Preferred Stock which has not yet been expended for marketing expenses or other usual working capital needs. "Business Value of the Company" shall mean (a) eight times earnings before interest and taxes, exclusive of any extraordinary items, plus total cash and cash equivalents held by the Company, less the sum of (i) its interest bearing debt and (ii) the value of its Preferred Stock other than Class C Convertible Preferred Stock, all determined in accordance with generally accepted accounting principles consistently applied. "Investment Value of the Company" shall mean the number of shares of the Company's Common Stock then outstanding multiplied by the Conversion Price (assuming for purposes of this calculation that all issued and outstanding options and warrants have been exercised, and that all convertible securities have been converted).

                    (f) RIGHT TO REDEEM. If the holders of Class C Convertible Preferred Stock notify the Company their election to exercise their rights under this paragraph 2, then the Company shall have ninety days from the receipt of such notice to redeem all of the Class C Convertible Preferred Stock at a price per share equal to $5.14 increased at a compound annual rate of 12% from the date the Stock was issued through the date it is redeemed.

               (3) DIVIDENDS. Commencing on November 1, 1992, the holders of the Class C Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, (a) if, and when declared by the Board of Directors, and (b) upon the liquidation or winding up of the Company or redemption of the Class C Convertible Preferred Stock, semi-annual dividends in the amount of $0.206 per share (the "Accruing Dividends"). Accruing Dividends shall in any event accrue from day to day, whether or not earned or declared, and shall be cumulative. If the Board of Directors has been expanded pursuant to the terms of paragraph 2 above, any declaration of dividends shall require the affirmative vote of a majority of the directors elected by the holders of Common Stock.

               (4) LIQUIDATION. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Class C Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Class C Convertible Preferred Stock, to be paid an amount equal to the greater of (i) $5.14 per share plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or at declared) and any other dividends declared but unpaid thereon, computed to the date payment hereof is made available, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up; and the holders of Class C Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Class C Convertible Preferred Stock being sometimes referred to as the "Liquidation Payment" and with respect to

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all shares of Class Convertible Preferred Stock being sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Class C Convertible Preferred Stock shall be insufficient to permit payment to the holders of Class C Convertible Preferred Stock of the amount distributable as aforesaid, the entire assets of the Company to be so distributed shall be distributed ratably among the holders of Class C Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Company, after the holders of Class C Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Company may be distributed to holders of stock ranking on liquidation junior to the Class C Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments, and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, or by telex to non-United States residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Class C Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Company. The consolidation or merger of the Company into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Company of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of the provisions of this paragraph 4 unless the holders of a majority of the Class C Convertible Preferred Stock then outstanding elect otherwise in a writing filed with the Secretary of the Company.

               (5) RESTRICTIONS. Except where the vote or written consent of the holders of a greater number of shares of the Company is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Class C Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Company will not:

                    (a) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Class C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, or increase the authorized amount of the Class C Convertible Preferred Stock, or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Class C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up the Company, or create or authorize any obligation or security convertible into shares of Class C Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Class C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise;

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                    (b)  Consent to any liquidation, dissolution or winding up of the Company, or consolidate or merge into or with any other entity or entities, or sell or transfer all or substantially all its assets;

                    (c) Amend, alter or repeal its Amended and Restated Articles of Incorporation;

                    (d) Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than the Class C Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, and except for the purchase of shares of Common Stock from former employees of the Company who acquired such shares directly from the Company, if each such purchase is made pursuant to contractual rights held by the Company relating to the termination of employment of such former employee;

                    (e) Redeem or otherwise acquire any shares of Class C Convertible Preferred Stock except as expressly authorized in paragraph 7 hereof, or pursuant to a purchase offer made pro rata to all holders of the shares of Class C Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Class C Convertible Preferred Stock then held by each such holder;

                    (f) Change the scope of business activity of the Company other than in the ordinary course of business; or

                    (g)  Change the size of the Board of Directors.

               (6) CONVERSION. The holders of shares of Class C Convertible Preferred Stock shall have the following rights and obligations with regard to the conversion of Class C Convertible Preferred Stock into Common Stock:

                    (a) (1) RIGHT TO CONVERT. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Class C Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Class C Convertible Preferred Stock (except that upon any liquidation of the Company the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Class C Convertible Preferred Stock) into such number of fully paid and non-assessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Class C Convertible Preferred Stock so to be converted by $5.14, and (ii) dividing the result by the conversion price of $5.14 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Class C Convertible Preferred stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Class C


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Convertible Preferred Stock into Common Stock, and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Class C Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                         (2)  AUTOMATIC CONVERSION. The Class C Convertible
Preferred Stock will be automatically converted into shares of the Company's Common Stock at the then applicable Conversion Price, on the effective date of the registration statement for an underwritten public offering of shares of Common Stock at a price to the public of not less than $9.50 per share, yielding net proceeds to the Company of not less than $7,500,000.

                    (b) ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written Notice referred to in subparagraph 6(a)(1) and surrender of the certificate or certificates for the share or shares of Class C Convertible Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Class C Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificate for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Class C Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                    (c) FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. No fractional shares shall be issued upon conversion of Class C Convertible Stock into Common Stock, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Company shall pay in cash an amount equal to all dividends, excluding Accruing Dividends, accrued and unpaid on the shares of Class C Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6(b). In case the number of shares of Class C Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6(a) exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder, at the expense of the Company, a new certificate or certificates for the number of shares of Class C Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6(c), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the Class C Convertible Preferred Stock for conversion an

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amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Company.

                    (d) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in subparagraph 6(e), if and whenever the Company shall issue or sell, or is, in accordance with subparagraphs 6(d)(1) through 6(d)(6), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to a price determined by multiplying that Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding prior to such issue or sale, plus (B) the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold.

          For purposes of this subparagraph 6(d), the following subparagraphs 6(d)(1) to 6(d)(6) shall also be applicable:

                         (1)  ISSUANCE OF RIGHTS OR OPTIONS.  In case at any
time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warranties, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuances of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                         (2)  ISSUANCE OF CONVERTIBLE SECURITIES.  In case the
Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the

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date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                         (3)  DETERMINATION OF PRICE PER SHARE; CHANGE IN OPTION
PRICE OR CONVERSION RATE. The price per share for which Common Stock is issuable upon the exercise of Options or the conversion or exchange of Convertible Securities shall be determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options or the conversion or exchange of such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or the conversion or exchange of all such Convertible Securities. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6(d)(1) or 6(d)(2), or the rate at which Convertible Securities referred to in subparagraph 6(d)(1) or 6(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                         (4)  STOCK DIVIDENDS.  If the Company shall declare a
dividend or make any other distribution upon any stock of the Company payable in Common Stock (except for dividends or distributions upon the Common Stock), Options, or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                         (5)  CONSIDERATION FOR STOCK.  If any shares of Common
Stock, Options, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.
In case any shares of Common Stock, Options, or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company.

                         (6)  RECORD DATE.  If the Company shall take a record
of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                    (e) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price in the case of the issuance of any Options or shares of Common Stock to employees under the Omnibus Stock Plan or non-employee directors under the Stock Option Plan for Directors.

                    (f) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company shall at any time subdivide (by stock split, stock dividend or otherwise) its outstanding shares of Common Stock into greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                    (g) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Class C Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Class C Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such

Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall hereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets hereafter deliverable upon the exercise of such conversion rights.

                    (h) NOTICE OF ADJUSTMENT. Upon any adjustment of the Conversion Price, then and in each such case the Company shall give written notice thereof, by first class mail, postage prepaid, or by telex to non-United States residents, addressed to each holder of shares of Class C Convertible Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                    (i)  OTHER NOTICES.  In case at any time:

                         (1)  the Company shall declare any dividend upon its
Common Stock payable in cash or stock, or make any other distribution to the holders of its Common Stock;

                         (2)  the Company shall offer for subscription pro rata
to the holders of its Common Stock any additional shares of stock of any class or other rights;

                         (3)  there shall be any capital reorganization or
reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                         (4)  there shall be a voluntary or involuntary
dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, or by telex to non-United States residents, addressed to each holder of any shares of Class C Convertible Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least 20 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days prior written notice of the date when the same shall take place. The notice provided in accordance with the foregoing clause (a) shall specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto. The notice provided in accordance with the foregoing clause (b) shall specify the date on which the holders of Common Stock shall be entitled to exchange their

Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                    (j) STOCK TO BE RESERVED. The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Class C Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class C Convertible Preferred Stock. The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Class C Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles of Incorporation.

                    (k) NO REISSUANCE OF CLASS C CONVERTIBLE PREFERRED STOCK. Shares of Class C Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

                    (l) ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Class C Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class C Convertible Preferred Stock which is being converted.

                    (m) CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any Class C Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Class C Convertible Preferred Stock in any manner which interferes with the timely conversion of such Class C Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                    (n) DEFINITION OF COMMON STOCK. As used in this paragraph 6, the term "Common Stock" shall mean and include the Company's authorized Common Stock, par value $0.01 per share, as constituted on the date of filing of these Articles of Amendment and Restatement, and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of shares of Class C Convertible Preferred Stock shall include only shares designated as Common
Stock of the Company on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6(g).

                    (o) TERMINATION OF CERTAIN RIGHTS. Upon the conversion of an aggregate of eighty percent (80%) or more of the Class C Convertible Preferred Stock into Common Stock pursuant to the terms of this paragraph 6, the rights of the Class C Convertible Preferred Stock set forth in subparagraphs 2(c), 2(d), 2(e), and 2(f) and paragraph 5 shall terminate.

          7. REDEMPTION. The shares of Class C Convertible Preferred Stock shall be redeemable as follows:

               (a) REDEMPTION DATES. On September 15, 1995 (the "First Redemption Date"), the Company shall redeem from each holder of shares of Class C Convertible Preferred Stock, one-third of the shares of Class C Convertible Preferred Stock held by such holder on the First Redemption Date. On September 15, 1996 (the "Second Redemption Date"), the Company shall redeem from each holder of shares of Class C Convertible Preferred Stock one-half of the remaining shares of Class C Convertible Preferred stock held by such holder on the Second Redemption Date, plus any shares eligible for redemption on the First Redemption Date but not previously redeemed by the Company. On September 15, 1997 (the "Third Redemption Date"), the Company shall redeem from each holder of shares of Class C Convertible Preferred Stock all of the remaining shares of Class C Convertible Preferred Stock held by such holder on the Third Redemption Date, plus any shares eligible for redemption on the First Redemption Date and the Second Redemption Date, but not previously redeemed by the Company. For purposes of these Amended and Restated Articles of Incorporation, each of the First Redemption Date, Second Redemption Date and Third Redemption Date is sometimes referred to herein as a "Redemption Date."

               (b) REDEMPTION PRICE AND PAYMENT. The Class C Convertible Preferred Stock to be redeemed on each Redemption Date pursuant paragraph 7(a) shall be redeemed by paying for each share in cash an amount equal to $5.14 per share plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid hereon, computed to such Redemption Date (such amount be referred to as the "Mandatory Redemption Price").

               (c) REDEMPTION MECHANICS. At least 20 but not more than 30 days prior to each Redemption Date, written notice (the "Redemption Notice") shall be given by the Company by mail, postage prepaid, or by telex to non-U.S. residents, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Class C Convertible Preferred Stock notifying such holder of the redemption and specifying the number of shares eligible for redemption, the Redemption Price, the Redemption Date, and the place where the said
Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Company. From and after the close of business on such Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Class C Convertible Preferred Stock (except the right to receive the Redemption price) shall cease with respect to such shares so redeemed, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. The shares of Class C Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

          If the funds of the Company legally available for redemption of shares of Class C Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Class C Convertible Preferred Stock eligible for redemption on such date, the holders of shares of Class C Convertible Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such shares eligible for redemption on such date were redeemed in full. The shares of Class C Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Class C Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

               (d) REDEEMED OR OTHERWISE ACQUIRED SHARES TO BE RETIRED. Any shares of Class C Convertible Preferred Stock redeemed pursuant to this paragraph 7 or otherwise acquired by the Company in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Company may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Class C Convertible Preferred Stock.

          8. AMENDMENTS. No provision of these terms of the Class C Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Class C Convertible Preferred Stock.

               SIXTH:    The number of directors of the Company shall be five
(5), which number may be increased or decreased pursuant to the By-Laws of the Company; provided, however, that the number shall be increased to seven (7) if so required pursuant to Article FIFTH, paragraph C(2)(c). The names of the directors who shall act until their successors are duly chosen and qualified are George T. Jimenez, Paul G. Casner and Graham Hartwell.

               SEVENTH: (a) To the fullest extent that limitations on the liability of directors, officers, employees and agents are permitted by the Maryland General Corporation Law, no director, officer, employee or agent of the Company shall have any liability to the Company or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director, officer, employee or agent of the Company, whether or not such person is serving as such at the time of any proceeding in which liability is asserted.

               (b) The Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Company shall indemnify and advance expenses to its officers to the same extent as its directors and may do so to such further extent as is consistent with law. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

               (c) References to the Maryland General Corporation Law in this Article are to that law as from time to time amended. No amendment to the charter of the Company shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

          SECOND: The amendment and restatement of the charter of the Company herein was duly and unanimously approved and advised by the Board of Directors on October 29, 1991, and was approved by the affirmative vote of the stockholders of the Company as required by the Maryland General Corporation Law on November 9, 1991.

          THIRD: The Amendment and Restatement of the charter of the Company as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Company in the manner and by the vote required by law.

          FOURTH:   (a)  The total number of shares of all classes of stock of the Company authorized prior to this amendment, and the number and par value of the shares of each class were as follows:

     6,294,000 shares with an aggregate par value of Sixty-Four Thousand Nine Hundred Twenty Dollars ($64,920.00), of which 6,292,000 are common stock with a par value of $.01 per share and an aggregate par value of Sixty-Two Thousand Nine Hundred Twenty Dollars ($62,920.00), 1,000 shares are Class A Preferred Stock with a par value of $1.00 per share and an aggregate par value of One Thousand Dollars ($1,000.00), and 1,000 shares are Class B Preferred Stock with a par value of $1.00 per share and an aggregate par value of One Thousand Dollars ($1,000.00).

                    (b) The total number of shares of all classes of stock of the Company as increased, and the number and par value of the shares of each class, are as follows:

     6,633,211 shares with an aggregate par value of One Million Eight Hundred Twelve Thousand Six Hundred Four Dollars and Fifty-Four Cents ($1,812,604.54), of which 6,292,000 are common stock with a par value of $.01 per share and an aggregate par value of Sixty-Two Thousand Nine Hundred Twenty Dollars ($62,920.00), 1,000 shares are Class B Preferred with a par value of $1.00 per share and an aggregate par value of One Thousand Dollars ($1,000.00), 211,727 shares are Class C Convertible Preferred, Series 1 with a par value of $5.14 per share and an aggregate par value of One Million Eighty-Eight Thousand Two Hundred Seventy-Six Dollars and Seventy-Eight Cents ($1,088,276.78), and 128,484 shares are Class C Convertible Preferred, Series 2 with a par value of $5.14 per share and an aggregate par value of Six Hundred Sixty Thousand Four Hundred Seven Dollars and Seventy-Six Cents ($660,407.76).

                    (c) The aggregate par value of all shares of all classes of stock of the Company heretofore authorized was $64,920.00. The aggregate par value of all shares of all classes of stock as increased by this amendment is $1,812,604.54. This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Company by $1,747,684.54.

          IN WITNESS WHEREOF, AMERICAN COMPUTER AND ELECTRONICS CORPORATION has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested by its Secretary this 11th day of November, 1991, and its President acknowledges that they are the act and deed of the Company, and states under the penalties of perjury that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects.


ATTEST:                       AMERICAN COMPUTER AND
                              ELECTRONICS CORPORATION



/s/ LORETTA L. RIVERS         By: /s/ GEORGE T. JIMENEZ
- ----------------------------      ------------------------------------------
Loretta L. Rivers, Secretary      George T. Jimenez,
                                  President